Exhibit 10.9(a)

EMPLOYMENT AGREEMENT dated as of March 21, 2010 (this “Agreement”), between SHUTTERSTOCK IMAGES LLC, a New York limited liability company (the “Company”), and THILO SEMMELBAUER (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive wishes to be employed by the Company as President of the Company on the terms and conditions hereinafter contained; and

WHEREAS, in consideration for the Executive’s employment with the Company, the Executive desires to agree to the noncompetition, nonsolicitation, cooperation, confidentiality, and other provisions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 5, 2010 (the “Effective Date”) and ending only as provided in Section 4 (the “Employment Period”).

Section 2.                                Position and Duties.

(a)                                 During the Employment Period, the Executive shall serve as the President of the Company and shall have full responsibility for running the Company’s day-to-day operations. All Company employees shall report to Executive while Executive is employed by the Company. Executive shall report only to the Board of Managers of the Company (the “Board”) and to the Chief Executive Officer so long as Jon Oringer is serving as such.

(b)                                 While serving as President of the Company, the Executive shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the entities owned and controlled directly or indirectly by the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner. During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c)                                  The foregoing restrictions shall not limit or prohibit the Executive from engaging in any passive investment, inactive business ventures and community, charitable, teaching, lecturing, religious and social activities not interfering with the Executive’s performance and obligations hereunder. The foregoing restrictions shall also not limit or prohibit

Executive from serving on one other company’s board of directors or advisory board, providing the other company does not compete with the Company, and further providing that the Company’s Board has permitted Executive to serve, which permission shall not be unreasonably withheld.

Section 3.                                Compensation and Benefits.

(a)                                 Base Salary. During the Employment Period, the Executive’s base salary shall be $300,000 per annum, or a higher amount per annum if the Board, in its sole discretion, should increase Executive’s base salary (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes. In addition, during the Employment Period and subject to the terms and conditions of the applicable plans and programs, the Executive shall be eligible to participate in all employee benefit programs (including, healthcare and at least 18 days of paid time off) for which senior executives of the Company and its subsidiaries are generally eligible. The Board shall review Executive’s Base Salary annually and shall increase Executive’s Base Salary if the Board, in its sole discretion, determines that an increase is warranted.

(b)                                 Discretionary Bonus. In addition to the Base Salary, each calendar year during the Employment Period, the Executive shall receive an annual bonus equal to (i) $200,000 (the “Initial Bonus”) based upon achievement of 100% of the personal and Company performance criteria established by the Board, after good faith consultation with Executive, and (ii) $100,000 (“Overachievement Bonus”) in addition to the Base Salary and the Initial Bonus based upon the attainment of an overachievement plan based on the personal and Company performance criteria established by the Board, after good faith consultation with Executive. The performance criteria for Executive’s 2010 Initial Bonus and Overachievement Bonus shall be established within 90 days of the Effective Date, and for each bonus year thereafter, the performance criteria for that year’s Initial Bonus and Overachievement Bonus shall be established by March 1 of the applicable year. The Initial Bonus and Overachievement Bonus shall be payable by March 1 of the year following the year of the bonus. Executive’s 2010 Bonus shall be prorated for days employed in 2010. For 2010, bonuses shall be prorated based upon the number of days of employment during such year.

Notwithstanding any other term in this Agreement, payment of 25% of the prorated Initial Bonus shall be guaranteed for 2010.

(c)                                  Expenses. During, the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (and in each case that have been approved by the Board and/or the CEO), subject in all instances to the Company’s requirements with respect to reporting, documentation and approval of such expenses.

(d)                                 Compensatory Interest. Promptly following the Effective Date, the Executive shall be granted a Compensatory Interest (as such term is defined in Section 12.5 of the Company’s Limited Liability Company Agreement dated as of June 7, 2007 (the “Operating Agreement”) of the Company representing a four percent (4%) Membership Interest of the

Company on a fully diluted as converted basis as of the date hereof (the “Total Unit Grant”), in accordance with the terms set forth below which shall be incorporated into a definitive Profits Interest Grant and Repurchase Agreement (a “Grant Letter”) in a form consistent with the document attached as Exhibit 1:

(i)                                     Vesting: A portion of the Compensatory Interest representing 1/6th of the Total Unit Grant (the “Initial Tranche”) shall vest, subject to the Grant Letter, upon the one (1) year anniversary of the Effective Date. Following the vesting of the Initial Tranche, a portion of the Compensatory Interest representing 5/6ths of the Total Unit Grant shall vest ratably on a quarterly basis (i.e., 1/20th each quarter) over the course of the five (5) year period following the one (1) year anniversary of the Effective Date. As a condition to the vesting of any such Compensatory Interest, the Executive must be employed by the Company pursuant to this Agreement on the date any portion of such Compensatory Interest is scheduled to vest.

(ii)                                  Accelerated Vesting: Upon any Change in Control (as defined in the Operating Agreement) of the Company, 50% of any portion of the Compensatory Interest which is unvested as of the date of such Change in Control shall immediately accelerate and become vested, and the remainder of the unvested portion of the Compensatory Interest shall vest in accordance with the vesting provisions set forth in Section 3(d)(i) above.

(iii)                               Termination:

(A)                               In the event that the Executive is terminated for Cause (as defined below), the entire Compensatory Interest (whether or not vested) shall be forfeited.

(B)                               In the event that the Executive’s employment with the Company is terminated for any reason other than those specified in Section 3(d)(iii)(A) above, (I) the portion of the Compensatory Interest which is not vested as of such date of termination or resignation shall never vest and (II) the Company in its absolute discretion, shall have the right as described in the Grant Letter, but not the obligation to repurchase any vested portion of the Compensatory Interest for the fair market value of such vested portion of the Compensatory Interest as of the date of such termination.

(iv)                              Participation:                  Upon a liquidation of the Company, the Compensatory Interest shall have the right to participate (on a pro rata basis in accordance with total outstanding Membership Interests of the Company at the time of such liquidation) with respect to all proceeds received in connection with such liquidation which are in excess of $300,000,000. The Compensatory Interest shall not receive any allocations of Net Profits or Net Losses or any Distributions of Cash Flow (all as defined in the Operating Agreement), other than in connection with the liquidation and dissolution of the Company.

(v)                                 Transferability:

(A)                               During such time as the Executive is employed pursuant to the terms of this Agreement, the vested portion of the Compensatory Interest shall be freely transferrable by the Executive (subject to all applicable securities laws) at any time following the third (3rd) anniversary of the Effective Date; provided, however, that in the event that the Executive’s employment is terminated, or the Executive resigns, for any reason, the vested portion of the Compensatory Interest shall become freely transferrable by the Executive (subject to all applicable securities laws) at any time following the date of termination or resignation.

(B)                               Notwithstanding anything contained in Section 3(d)(v)(A), (I) the vested portion of the Compensatory Interest shall not be transferred to any competitor of the Company (as determined in the reasonable discretion of the Board) and (II) prior to the transfer of the vested portion of the Compensatory Interest by the Executive to any third party, the Company or its assignee(s) shall have a right of first refusal to purchase such vested portion of the Compensatory Interest on same terms and conditions as offered to such third party, as more fully set forth in the Grant Letter.

(vi)                              Tax Gross-Up:                  The Company shall gross-up Executive for all taxes, penalties and interest Executive incurs arising out of an IRS (or other government agency) determination that the Total Unit Grant has a fair market value on the date of grant of more than $0 or a determination that some or all of the terms of the Total Unit Grant or Grant Letter are not exempt from or fail to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company reserves the right to amend the Total Unit Grant and Grant Letter at any time to cause the Compensatory Interest to either comply with or be exempt from Section 409A of the Code, providing that no Company amendment or action shall negatively affect any of Executive’s rights.

(vii)                           Executive’s Put Right:                       Each year after the fifth (5th) anniversary of Executive’s continuous employment, the Executive shall have the right, but not the obligation, to sell up to 10% of the vested portion of his Total Unit Grant to the Company at the fair market value on the date of sale (“Put Right”), providing that the Put Right shall terminate if Executive is no longer employed by the Company. During each applicable year, Executive may exercise the Put Right once each year by giving the Company written notice after April 1 but prior to April 30 of his intent to exercise the Put Right. Fair market value shall be determined in good faith of the Board not later than May 30 following the date the Company receives the Executive’s notice of exercise. If Executive objects to such valuation, the Company shall obtain an appraisal from a third-party valuation firm mutually agreed on by the Company and Executive. The determination of fair market value by the valuation firm shall control. The cost of the appraisal shall be borne by the Company; provided, however, that if the appraised value is not more than 10% greater than the value initially determined by the Board, the cost of the appraisal shall be borne by Executive.

Section 4.                                Term and Termination.

(a)                                 The employment of the Executive by the Company shall commence on the Effective Date and continue thereafter until terminated by the Company or the Executive as provided herein.

(b)                                 The Employment Period:

(i)                                     may be terminated by the Executive at any time by written notice to the Board at least thirty (30) days prior to such termination, such termination to be effective on the date specified in such notice;

(ii)                                  may be terminated by the Executive for Good Reason at any time by written notice to the Board at least thirty (30) days prior to such termination, such termination to be effective on the date specified in such notice;

(iii)                               shall terminate upon the Executive’s death or Disability (as defined below) and;

(iv)                              may be terminated by the Company at any time for Cause or without Cause by delivering written notice to the Executive.

(c)                                  If the Employment Period is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, and providing that the cessation of Executive’s employment is a separation from service within the meaning of United States Treasury Regulation 1.409A-1(h) (“Separation”), and the Executive executes and does not revoke a general release of claims against the Company, which release shall be negotiated in good faith with Executive and contain certain carve outs (such as a carve out for Executive’s right to indemnification) within sixty (60) days after the Separation (“Deadline”), then, on the tenth (10th) day after the Deadline, the Company shall pay Executive, in one lump sum, a payment equal to six months of Executive’s Base Salary and the Company shall pay directly to the COBRA administrator six months of Executive’s COBRA premiums, providing Executive timely elects COBRA.

(d)                                 If the Employment Period is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, then the Executive shall only be entitled to receive his Base Salary earned through the date of termination.

(e)                                  Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon termination. In the event the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the sole remedy of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the items described in Section 4(c). In the event the Executive resigns or is terminated by the Company for any reason other than the reasons set forth in the immediately preceding sentence, the sole remedy of the Executive and/or his successors, assigns, heirs, representatives and estate shall be to receive the items described in Section 4(d).

(f)                                   For purposes of this Agreement, “Affiliate” means, with respect to any Person, (i) who is an individual, the spouse, parent, sibling or lineal descendant of such Person, (ii) that is an entity, the officers, directors, managers, members, partners or any affiliate of the foregoing and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(g)                                  For purposes of this Agreement, “Cause” means only (i) Executive’s willful and repeated refusal to follow a lawful direction of the Board or CEO (if the CEO is Jon Oringer), (ii) repeated acts or a material act of gross negligence or repeated acts or a material act of willful misconduct by the Executive in the performance of his duties, (iii) the commission by the Executive of any act of fraud, material theft or financial dishonesty with respect to the Company or any of its Affiliates, (iv) the Executive’s conviction of, or pleading guilty or nolo contendre to any felony or (v) alcohol abuse or other substance abuse by the Executive, where the alcohol abuse or substance abuse materially and adversely affects Executive’s ability to perform his duties. Notwithstanding the foregoing, the Company cannot terminate Executive’s employment for Cause under subsections (i), (ii), or (v) above unless the Company provides Executive with notice of all of the facts which the Company contends trigger the for Cause termination and thirty (30) days to cure (if curable), and if Executive cures, Cause shall not exist.

(h)                                 For purposes of this Agreement, “Disability” shall mean any long-term disability or incapacity which (i) renders the Executive unable to substantially perform his duties hereunder for one hundred (100) days or longer during any period of 360 consecutive days or (ii) would reasonably be expected to render the Executive unable to substantially perform his duties for one hundred (100) days or longer during any period of 360 consecutive days, in each case as determined by the Board in its good faith judgment.

(i)                                     For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent (i) a material reduction of Executive’s title, duties, responsibilities, authority and/or reporting relationship from those in effect on the Effective Date, (ii) the relocation of the principal place of business of the Company by more than forty-five (45) miles from its current location and a requirement that the Executive perform his services at the new location, (iii) the breach by the Company of any material provisions of this Agreement or any material agreement the Company and Executive enter into, (iv) any reduction in Executive’s Base Salary or bonus level; (v) a failure of any successor-in-interest to the Company to assume all of the Company’s obligations under this Agreement; (vi) any attempt by the Company or any successor-in-interest to the Company to cancel or otherwise invalidate Executive’s Compensatory Interest or Compensatory Interest Grant in the Company without providing Executive with a reasonable substitute therefor or equivalent value; provided, however, that none of the events or conditions listed above shall constitute Good Reason unless: (A) within thirty (30) days of Executive becoming aware of the event(s) described in (i)-(vi), the Executive provides the Company written notice that Good Reason to resign exists; (B) the Company has not remedied the events described in Executive’s notice within thirty (30) days of receipt of the notice; and (C) Executive terminates his employment within fifteen (15) days following the expiration of that cure period.

(j)                                    Effective upon termination of employment hereunder for any reason, the Executive hereby gives the Company and any applicable subsidiary and Affiliate of the Company, notice of his resignation from any and all positions as officer of the Company and its subsidiaries and Affiliates and as a manager on the Board or other similar governing body of the Company and its subsidiaries, as applicable. The Executive hereby agrees to provide prompt written confirmation to the Company of the foregoing upon his termination for any reason.

(k)                                 The Executive’s obligations under Sections 5 and 6 of this Agreement shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder.

Section 5.                 Restrictive Covenants.

(a)                                 The Executive has had and will have access to certain valuable, highly confidential, privileged and proprietary information related to the Business (as defined below), including, without limitation, information pertaining to the Company Group’s (as defined below) operations, customer and supplier lists, pricing information, cost structure, trade secrets, intellectual property, marketing information, business plans and financial and other information regarded by the Company Group as proprietary and confidential information (collectively, the “Confidential Information”). Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company Group is engaged or in which it contemplates engaging, and all information of which the unauthorized disclosure is or could be detrimental to the interests of the Company Group; provided, however, that Confidential Information shall not and does not include any information or material (i) publicly known or generally available in the trade or business, or is or becomes generally available to the public or trade other than as a result of a wrongful disclosure by (x) the Executive or (y) any Person bound by a duty of confidentiality or similar duty owed to the Company Group; (ii) to the extent that such information or material is filed with any Governmental Authority on a non-confidential basis; or (iii) to the extent that such information or material is subject to a subpoena, summons or other legal process, provided, however, that the Executive shall immediately give the Company notice of the circumstances surrounding such compelled disclosure requests, consult with the Company on the advisability of taking legally available steps to resist or narrow such compelled disclosure requests, and assist the Company in seeking a protective order with respect thereto, including, by way of example but not of limitation, allowing the Company time to seek such protective order (the Company will reimburse the Executive for any reasonable expenses incurred in providing such assistance and shall pay the Executive a reasonable consulting fee for such assistance if Executive is no longer employed by the Company).

(b)                                 The Executive agrees to keep secret and retain in strictest confidence all Confidential Information during the Employment Period and at any time thereafter. The Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) communicate, divulge, disclose, furnish or make accessible to any Person, whether or not in competition with the Company Group, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (ii) reproduce or recreate any Confidential Information.

Notwithstanding any other term in this Agreement, Executive may reproduce, recreate and disclose the Company’s Confidential Information, and proprietary information and trade secrets in the good faith performance of his job responsibilities. Upon the request by the Company, the Executive shall return all documents and other tangible items containing Confidential Information to the Company, without retaining any copies, notes or excerpts thereof.

(c)                                  During the Restrictive Period (as defined below), the Executive shall not, without the prior written consent of the Company, directly or indirectly, (x) employ or assist any other Person in employing any individual, as an employee or independent contractor (other than for the Company), or (y) induce or solicit for employment, as an employee or independent contractor, or assist any other Person in inducing or soliciting for employment (other than for the Company), as an employee or independent contractor, any individual who, in each case, is or was at any time during such Restricted Period, or during the one (1) year period preceding the date of this Agreement, an employee or independent contractor of the Company Group.

(d)                                 During the Restrictive Period, except in the performance of his responsibilities for the Company, the Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit, contact or deal with any Person that was a supplier, customer or client of the Company Group at any time during the Restricted Period or the one (1) year period preceding the date of this Agreement for the purpose of (i) providing to, or obtaining from, such supplier, customer or client goods or services in competition with the goods or services provided to or by the Company Group or its successors or assigns, (ii) inducing or encouraging them to acquire or obtain from anyone other than the Company Group, goods or services in competition with goods or services provided by the Company Group or (iii) inducing or encouraging them to provide goods or services in competition with the goods or services provided by the Company Group, to any other Person or entity.

(e)                                  During the Restrictive Period, the Executive shall not (i) engage in the Business within the Territory (as defined below); (ii) engage or assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a business or business activities similar to or in competition with the Business within the Territory; or (iii) own any interest in or organize a corporation, partnership or other business or organization which engages in a business or business activities similar to or in competition with the Business within the Territory.

(f)                                   The Executive agrees that he will not engage in any conduct that is materially injurious to the reputation and interest of the Company Group, including but not limited to, disparaging, inducing or encouraging others to disparage the Company Group. The Company agrees that it will not engage in any conduct that is materially injurious to the reputation and interest of the Executive, including but not limited to, disparaging, inducing or encouraging others to disparage the Executive.

(g)                                  The Executive acknowledges that his agreement to the provisions set forth in this Agreement, and, in particular, the provisions set forth in this Section 5, is consideration for the Executive’s employment with the Company.

As used herein, the following terms shall have the following meanings: (i) “Business” means the business relating to the collection, sale, distribution and marketing of stock photography; (ii) “Company Group” shall mean the Company and its direct and indirect subsidiaries; (iii) “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal; (iv) “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority; (v) “Restrictive Period” shall mean (A) with respect to the microstock photography business, the period commencing on the Effective Date and continuing until the third (3rd) anniversary of the termination of the Employment Period, (B) with respect to the stock photography business, the period commencing on the Effective Date and continuing until the third (3rd) anniversary of the termination of the Employment Period, and (C) with respect to the restrictions set forth in Section 5(c), the period commencing on the Effective Date and continuing until the second (2nd) anniversary of the termination of the Employment Period; and (vi) “Territory” shall mean the United States of America and other jurisdictions where the Company transacts business as of the date hereof.

Section 6.                                          Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company (and for the Restrictive Period if and to the extent such Work Product (as defined below) results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”)), belong in all instances to the Company or such subsidiary. The Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Board and/or the CEO (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its subsidiaries (whether during or after the Employment Period) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product, providing that if Executive is no longer employed by the Company, the Company shall pay Executive a reasonable consulting fee for all services performed under this section. The Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

Section 7.                                          Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 8.                                          Insurance.

The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies. Executive shall be a named insured on all Company directors and officers, employment practices liability and errors and omissions insurance policies.

Section 9.                                          Employment Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. Executive agrees that he will not use or bring to the Company any trade secrets of another Person.

Section 10.                                   General Provisions.

(a)                                 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)                                 Complete Agreement. This Agreement and the Grant Letter and those documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)                                  Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company and further provided that the Company’s rights under this Agreement shall not be assigned, without Executive’s written consent, to any entity which is not an Affiliate or successor-in-interest of the Company. For purposes of this Agreement, a successor-in-interest of the Company shall mean any person or entity to whom or which the Company transfers all or a substantial portion of its business.

(d)                                 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)                                  Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(f)                                   Amendment and Waiver. This Agreement may be amended or modified or any provision hereunder waived only by a written instrument signed by all of the parties hereto. Failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach or noncompliance of this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

(g)                                  Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

(h)                                 Counterparts. This Agreement may be executed by facsimile signature or by signing, scanning and emailing, and in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(i)                                     Affirmation. The Executive acknowledges that the Executive has carefully read this Agreement, knows and understands its terms and conditions, and has had the opportunity to ask the Company any questions the Executive may have had prior to signing this Agreement. The Executive further acknowledges and agrees that the Executive has had the opportunity to seek the advice of independent legal counsel with respect to this Agreement.

(j)                                    Indemnification. The Company shall provide the Executive with an Indemnification Agreement approved by the Board which contains terms no less favorable than the most favorable terms of any indemnification agreement the Company has entered into with any Board member. In addition, the Company shall provide to the Executive all indemnification- related protections and benefits described in the Operating Agreement.

(k)                                 No Duty to Mitigate. Executive shall have no duty to mitigate any breach by the Company of this Agreement.

(1)                                 Section 409A. Notwithstanding any other term in this Agreement, if the Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the IRS Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the IRS Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s Separation from the Company or (b) the date of Executive’s death. Upon the expiration of the applicable IRS Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to the Executive and any remaining payments due under the Agreement shall be paid as otherwise provided in this Agreement. This Agreement and the Grant Letter shall be interpreted, construed and administered in a manner that does not cause the Executive to incur federal tax liability under Section 409A of the IRS Code.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

SHUTTERSTOCK IMAGES LLC

By:	/s/ Jon Oringer
Name:	JON ORINGER
Title:	CEO

THE EXECUTIVE:

Thilo Semmelbauer

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

SHUTTERSTOCK IMAGES LLC

By:
Name:
Title:

THE EXECUTIVE:

/s/ Thilo Semmelbauer
Thilo Semmelbauer